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Nuveen New York AMT-Free Quality Municipal Income Fund

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Nuveen New York AMT-Free Quality Municipal Income Fund Receives Support from Glass Lewis for Nuveen’s Board Nominees and Against Dissident Termination Proposal

Recommendation from Glass Lewis Follows Full Suppprt From Institutional Shareholder Services

NEW YORK, August 13, 2024 – Nuveen announced today that Glass Lewis, a leading independent proxy advisory firm, recommended that shareholders vote on the WHITE proxy card FOR ALL Board nominees of Nuveen New York AMT-Free Quality Municipal Income Fund (NYSE: NRK), and AGAINST the proposal to terminate Nuveen as the Fund’s investment advisor put forth by a dissident shareholder in connection with the Fund’s annual meeting scheduled for August 15, 2024.

Glass Lewis’ recommendation follows a report from Institutional Shareholder Services (“ISS”) recommending that shareholders vote in favor of all incumbent Board nominees and against the termination proposal. In their report, Glass Lewis supported all of the Board’s independent and qualified nominees: Joanne T. Medero, Loren M. Starr, and Matthew Thornton III. In issuing its recommendation, Glass Lewis rejected the nominees submitted by the dissident.

“We thank Glass Lewis for its sound judgment in recommending shareholders support the Fund’s incumbent Trustees and reject the proposal to terminate Nuveen as investment advisor. Glass Lewis was correct to highlight NRK’s strong performance, the shareholder-friendly actions the Board has taken, and the overall quality of the Board’s nominees. Under Nuveen’s stewardship, NRK continues to deliver outperformance with underlying strong governance for the benefit of all shareholders. We appreciate their continued support ahead of the upcoming meeting,” said Dave Lamb, Head of Nuveen Closed-End Funds.

Important statements by Glass Lewis1 in issuing its voting recommendations for the Fund’s Board Nominees and against the termination proposal include:

The Fund’s Manager and Trustees Have Taken Actions to Deliver Strong Performance, Address Discounts and Enhance Distributions for the Benefit of All Shareholders

•	“We recognize that the discount narrowed after the Fund implemented an enhanced distribution policy in October 2023, and we credit the board for taking deliberate action to address the discount.”

•

“We recognize that the Fund outperformed relative to the peer group selected by the incumbent board over all periods discussed above, including over longer-term periods ended June 30, 2024 and over several ‘unaffected’ periods prior to Karpus’s initial Schedule 13D filing.”

[1]	Permission to quote from the Glass Lewis report was neither sought nor obtained.

The Dissident’s Unqualified Nominees Have No Board Experience and No Expertise in Closed-End Funds

•

“With respect to the Dissident Nominees, we are somewhat concerned that the three candidates do not appear to have any prior closed-end fund experience or other relevant fund management experience, nor do they appear to have prior board experience at investment funds or other public companies.”

•

“Overall, we find that the Management Nominees appear generally better qualified to serve as trustees of the Fund than the Dissident Nominees, including given their prior board and executive experience.”

The Dissident Offered No Compelling Plan to Create Value for All Shareholders

•

“…[the Dissident] may be seeking a liquidity event at the Fund and may have interests that are not aligned with the interests of other shareholders, in our view, particularly shareholders who may prefer to maintain exposure to the Fund as a closed-end vehicle.”

•

“…we do not believe that Karpus has offered a sufficiently compelling case that electing the Dissident Nominees or supporting the Dissident’s shareholder proposal to terminate the Fund’s investment advisory agreement is warranted or likely to lead to a more favorable outcome for all shareholders, particularly longer-term shareholders and shareholders who presumedly invested in the Fund for the purpose of gaining exposure to its investment strategy and closed-end structure.”

PROTECT YOUR FUND AND YOUR INVESTMENT

VOTE FOR YOUR TRUSTEES ON THE WHITE PROXY CARD TODAY.

Vote for Nuveen’s three Class III Board Members.

Vote against Karpus’ proposal to terminate the Fund’s investment advisory agreement.

Do not sign or return any card sent to you by Karpus, even to vote “against” or to “withhold” or to “abstain” with respect to the dissident’s proposal. Only your latest proxy will be counted.

If you have any questions about the proposals or the voting instructions, please feel free to contact Georgeson LLC, the Funds’ proxy solicitor, at (866) 679-3234.

For more information, please visit Nuveen’s CEF homepage www.nuveen.com/closed-end-funds or contact:

Financial Professionals:

800-752-8700

Investors:

800-257-8787

Media:

media-inquiries@nuveen.com

About Nuveen

Nuveen, the investment manager of TIAA, offers a comprehensive range of outcome-focused investment solutions designed to secure the long-term financial goals of institutional and individual investors. Nuveen has $1.2 trillion in assets under management as of 30 June 2024 and operations in 27 countries. Its investment specialists offer deep expertise across a comprehensive range of traditional and alternative investments through a wide array of vehicles and customized strategies. For more information, please visit www.nuveen.com.

Nuveen Securities, LLC, member FINRA and SIPC.

The information contained on the Nuveen website is not a part of this press release.

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